Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

J. H. Miller Picture Framing Co., Inc.

We consent to the inclusion in this Registration Statement on Form S-1 (the “Registration Statement”), of our report dated May 4, 2009, relating to the balance sheet of J. H. Miller Picture Framing Co., Inc. as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

May 13, 2009